Exhibit 21.1

List of Subsidiaries of

Koei Group Co., Ltd.

Entity Name	Place of Organization

KOEI JAPAN CO., LTD.*	Japan

Koei US, Inc. **	Texas

EPJ CO., LTD.*	Japan

KOEISING PTE. LTD ***	Singapore

Hidaka Koei (Thailand) Co., Ltd. ****	Thailand

* 100% owned subsidiary of Koei Group Co., Ltd.

**51% owned subsidiary of Koei Group Co., Ltd.

*** 100% owned subsidiary of KOEI JAPAN CO., LTD.

****49% owned subsidiary of KOEI JAPAN CO., LTD.